EXHIBIT 5.1
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                              June 26, 2001


Cadiz Inc.
100 Wilshire Boulevard
Suite 1600
Santa Monica, CA 90401-1111

Re:  Cadiz Inc. (the "Company") - Registration Statement on Form S-8

Ladies and Gentlemen:

Our opinion has been requested in connection with the registration statement on Form S-8 with which this opinion is being filed as an exhibit (the "Registration Statement") relating to the issuance of up to 1,000,000 shares (the "Award Shares") of the Company's par value $.01 per share common stock pursuant to the Company's 2000 Stock Award Plan (the "Award Plan").

We have examined a copy of the Award Plan and such corporate records and other documents and have made such examination of law as we have deemed relevant.

Based on and subject to the above, it is our opinion that the Award Shares, when issued pursuant to the terms of the Award Plan, will be duly authorized, legally issued, fully paid and non-assessable.

We are members of the Bar of the State of California and we do not express any opinion herein concerning any law other than the law of the State of California, the General Corporation Law of the State of
Delaware and the federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under Part II, Item 5, "Interests of Named Experts and Counsel," in the Registration Statement.

                              Very truly yours,

                              /s/ Miller & Holguin
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                              Miller & Holguin